Exhibit 99.1

PRESS RELEASE
1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701 (432) 684-3727		Manager of Investor Relations
http://www.plll.com		cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES
COMMENCEMENT OF WARRANT EXERCISE PERIOD
MIDLAND, Texas, (BUSINESS WIRE), April 15, 2008 — Parallel Petroleum Corporation (NASDAQ: PLLL) announced that its registration statement relating to 300,030 shares of common stock issuable upon the exercise of outstanding warrants was declared effective today by the Securities and Exchange Commission. The warrants were issued in Parallel’s initial public offering in 1980, as a component of the units sold by Parallel. Pursuant to the terms of the warrants, holders of the warrants may purchase one share of common stock for each warrant exercised. The warrants are exercisable at $6.00 per share at any time on or before 5:00 p.m., Mountain Time, on May 15, 2008, at which time the warrants expire.
A final prospectus relating to the offering is being filed today with the Securities and Exchange Commission. Copies of the final prospectus and instructions for exercising the warrants may be obtained from the offices of Parallel at 1004 N. Big Spring, Suite 400, Midland, Texas 79701, Attn: Cindy Thomason, (432) 684-3727.
If all of the warrants are exercised, Parallel expects to receive net proceeds from the offering of approximately $1.65 million, which Parallel intends to use for general corporate purposes.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.
The Company
Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the exploitation, development, acquisition and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel is available via the internet at http://www.plll.com.
This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates”, “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves,” “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in the Company’s internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
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